EXHIBIT 5.2

June 3, 2015

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, Washington 98004

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Travelscape, LLC, a Nevada limited liability company (“Travelscape”), WWTE, Inc., a Nevada corporation (“WWTE”), Egencia LLC, a Nevada limited liability company (“Egencia”), Classic Vacations, LLC, a Nevada limited liability company (“Classic Vacations”), and CarRentals.com, Inc., a Nevada corporation (“CarRentals”, and together with Travelscape, WWTE, Egencia and Classic Vacations, the “Nevada Parties”), in connection with the Registration Statement on Form S-3, as amended, as supplemented by the Prospectus Supplement dated May 28, 2015 (File No. 333-197974) (the “Registration Statement”) filed by Expedia, Inc., a Delaware corporation (“Expedia”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale of €650,000,000 principal amount of Expedia’s 2.500% Senior Notes due 2022, pursuant to which the Nevada Parties will execute, each as a subsidiary guarantor of Expedia’s obligations with respect to the foregoing Notes, a Fourth Supplemental Indenture dated as of June 3, 2015 (the “Fourth Supplemental Indenture”), and guarantees (“Guarantees”) of the foregoing Notes.

We have reviewed and are familiar with: (a) the Articles of Incorporation, Articles of Organization, Bylaws, Operating Agreements and other organizational documents of the Nevada Parties (as the same may have been amended or amended and restated), in each case certified to us by an officer or member of the Nevada Parties as being the true and correct copies of same, (b) Resolutions adopted by the Boards of Directors or Managing Members of the Nevada Parties, executed by authorized signatories of the Nevada Parties and certified to us by an officer or member of the Nevada Parties as being true and correct and having not been modified or rescinded since such date, (c) a certificate of an officer or member of the Nevada Parties representing certain factual matters in connection with the approval, execution and delivery of the Fourth Supplemental Indenture, which representations we have assumed the validity of and relied on, (d) Secretary’s Certificates for the Nevada Parties, which we have assumed the validity of and relied on, and (e) such other matters as we have deemed necessary for this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies, the legal capacity of all natural persons, and the accuracy and completeness of all other information provided to us by Expedia and the Nevada Parties, as applicable, during the course of our investigations, on which we have relied in issuing the opinions expressed below. In addition, we have assumed that the persons identified to us as officers and directors or members of the Nevada Parties as of particular dates were actually serving in such capacities on such dates.

Holland & Hart LLP Attorneys at Law

Phone (775) 327-3000 Fax (775) 786-6179 www.hollandhart.com

5441 Kietzke Lane Second Floor Reno, Nevada 89511

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C

Expedia, Inc. June 3, 2015 Page 2

Based upon the foregoing, we are of the opinion that (i) each of the Nevada Parties is validly existing and in good standing under the laws of the State of Nevada, and (ii) each of the Nevada Parties has the corporate or limited liability company power and authority to execute, deliver and perform the Fourth Supplemental Indenture and the Guarantees. This opinion is limited to matters governed by the laws of the State of Nevada, and to the extent that any of the foregoing matters are deemed to be governed by the laws of any other state, we render no opinion with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as amended, and any additional amendments thereto including any and all post-effective amendments, and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and any prospectus supplements relating thereto. In addition, we consent to the reliance by Wachtell, Lipton, Rosen & Katz as to matters of Nevada law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Guarantees, but only to the extent of the opinions specifically set forth herein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP